Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:

Richard T. Schumacher, Chief Executive Officer	Boston Biomedica, Inc.
Kevin W. Quinlan, President & COO	(508) 580-1900 (T)

Richard W. Henson, Chief Executive Officer	Source Scientific, LLC
Bruce A. Sargeant, COO	(714) 898-9001 (T)

Boston Biomedica announces sale of BBI Source Scientific

WEST BRIDGEWATER, MA, June 8, 2004 — Boston Biomedica, Inc. (NASDAQ: BBII) today announced that it has completed the sale of substantially all of the assets as well as selected liabilities of BBI Source Scientific, Inc. (the Company’s instrumentation division) to Source Scientific, LLC, an entity owned 35% by Mr. Richard W. Henson, 35% by Mr. Bruce A. Sargeant, and 30% by Boston Biomedica.  Mr. Henson and Mr. Sargeant, two of the three original founders of BBI Source in 1980 (then called Ocean Scientific) are medical instrument executives with many years of experience in the life sciences instrumentation field.

The Purchase Agreement calls for BBI to receive a Note for $900,000 plus accrued interest payable at the end of three years, and includes discounts for an early payoff. As part of the Agreement, Source Scientific, LLC will provide engineering, manufacturing, and other related services for BBI’s Pressure Cycling Technology (PCT) products until September 30, 2005.  The Agreement also offers Mr. Henson and Mr. Sargeant the opportunity to purchase BBI’s 30% ownership interest in the LLC until May 31, 2007 at an escalating premium (10-50%) over BBI’s initial ownership value, provided that they have first paid off the Note in its entirety.

Mr. Richard T. Schumacher, CEO and Founder of Boston Biomedica, said: “This is an exciting and beneficial transaction for everyone.  Our employees will retain their jobs, our customers will be well cared for, we expect increased business for our vendors, management of BBI will be able to focus on the core business of the Company and on the pending sale of this business to SeraCare Life Sciences, and our PCT effort will benefit from the experience and expertise of two superb engineers/instrumentation specialists.  We also expect that this transaction will significantly reduce the losses going forward that Boston Biomedica has incurred from our investment in BBI Source Scientific over the years.”

Mr. Richard W. Henson, CEO of Source Scientific, LLC, said:  “Bruce and I could not be more excited about this transaction.  We both remained very active in the life sciences instrumentation field after selling Ocean in 1986.  The experience we gained over the past 18 years will be an important asset as we focus on our goal of turning Source Scientific into a highly profitable, well respected, nationally recognized instrumentation company.  And we are also quite certain that our knowledge and expertise will allow us to offer valuable and timely input into the development and manufacture of BBI’s exciting PCT product line.”

About Boston Biomedica, Inc.

BBI provides products and services to the diagnostics and life sciences industry to evaluate, monitor, and ensure the quality of infectious disease test results, to improve the preparation of specimens for genomic/proteomic testing, and to safely store and retrieve rare and valuable biological specimens.  BBI also manufactures reagents used in test kits, and provides a broad range of routine and esoteric research services to governments and industry.  In addition, BBI conducts research in new applications for our patented Pressure Cycling Technology (PCT).  In 2000, BBI launched Panacos Pharmaceuticals and maintains a passive investment in this antiviral drug development company.

Boston Biomedica News Release

June 8, 2004

Forward Looking Statements

Statements contained in this press release regarding BBI’s or BBI management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements.  These risks, uncertainties, and other factors include, but are not limited to: the ability of Mr. Henson and Mr. Sargeant to successfully turn Source Scientific, LLC into a profitable instrumentation company; the possibility of unforeseen contingent liabilities relating to our operations of BBI Source Scientific prior to the sale which liabilities have not been assumed by Source Scientific LLC; the risk that the continuity of our operations will be disrupted in the event we are forced to remain involved in the operations of Source Scientific, LLC; the risk of unanticipated reactions of our customers and vendors to the BBI Source Scientific asset sale transaction; the costs in both time and money of our involvement in Source Scientific, LLC may exceed management’s estimates; the competitive nature of the markets in which we operate; a change in economic conditions; our ability to retain existing customers and to obtain new customers; our ability to attract and retain qualified personnel; and the other risks and uncertainties discussed under the heading “Risk Factors” in Boston Biomedica’s Annual Report on Form 10-K for the year ended December 31, 2003.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements and risk factors are contained in the Company’s recent filings with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2003, on its Form 10-Q for the quarter ended March 31, 2004, and on its Form 8-K dated April 16, 2004.  Copies of these documents may be obtained by contacting the Company or the SEC at www.sec.gov.

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